As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-254823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OptimizeRx Corporation

(Exact name of registrant as specified in its charter)

Nevada	26-1265381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated OptimizeRx Corp. 2013 Incentive Plan

(Full title of the plan)

Marion Odence-Ford, Esquire

General Counsel

OptimizeRx Corporation

400 Water Street

Suite 200

Rochester, Michigan 48307

(248) 651-6568

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 No. 333-254823 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by OptimizeRx Corporation, a Nevada corporation (the Company”), registering 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2013 Incentive Plan (“2013 Plan”), which was filed with the SEC on March 29, 2021.

In March 2021, the Company’s Board of Directors (the “Board”) adopted an amendment to the 2013 Plan (subject to stockholder approval) to increase the number of shares authorized to be issued under the 2013 Plan by 3,000,000 shares (the “March 2021 Amendment”). The Registration Statement related to the shares issuable pursuant to the March 2021 Amendment. Upon the Board’s adoption of the OptimizeRx Corporation 2021 Equity Incentive Plan in May 2021, the Board rescinded the March 2021 Amendment. No shares or awards were issued pursuant to the March 2021 Amendment. The Company is filing this Post-Effective Amendment to withdraw and remove from registration the 3,000,000 shares of Common Stock registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, Michigan, on this 31st day of August, 2021.

OPTIMIZERX CORPORATION

By:	/s/ William Febbo
William Febbo
Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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